Exhibit 10.21 Adopted May 9, 2001

MOTOROLA, INC. SENIOR OFFICER

CHANGE IN CONTROL SEVERANCE PLAN

INTRODUCTION

The Board of Directors of Motorola, Inc. considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company (as hereinafter defined) and its stockholders. In this connection, the Company recognizes that the possibility of a Change in Control (as hereinafter defined) may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Board (as hereinafter defined) has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction which may arise from the possibility of a Change in Control of the Company.

This Plan does not alter the status of Participants (as hereinafter defined) as at-will employees of the Company. Just as Participants remain free to leave the employ of the Company at any time, so too does the Company retain its right to terminate the employment of Participants without notice, at any time, for any reason. However, the Company believes that, both prior to and at the time a Change in Control is anticipated or occurring, it is necessary to have the continued attention and dedication of Participants to their assigned duties without distraction, and this Plan is intended as an inducement for Participants’ willingness to continue to serve as employees of the Company (subject, however, to either party’s right to terminate such employment at any time). Therefore, should a Participant still be an employee of the Company at such time, the Company agrees that such Participant shall receive the severance benefits hereinafter set forth in the event the Participant’s employment with the Company terminates subsequent to a Change in Control under the circumstances described below.

Notwithstanding the foregoing and Section 4.2(d), however, in the event that the Participant is terminated by the Company (other than for Cause (as hereinafter defined)) prior to a Change in Control, but subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced, then such termination shall be deemed to be a termination which entitles such Participant to the severance benefits hereinafter set forth.

ARTICLE I

ESTABLISHMENT OF PLAN

As of the Effective Date (as hereinafter defined), the Company hereby establishes a separation compensation plan known as the Motorola, Inc. Senior Officer Change in Control Severance Plan, as set forth in this document.

ARTICLE II

DEFINITIONS

As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

(a) Affiliate. Any entity which controls, is controlled by or is under common control with the Company.

(b) Board. The Board of Directors of the Company.

(c) Cause. With respect to any Participant: (i) the Participant’s conviction of any criminal violation involving dishonesty, fraud or breach of trust or (ii) the Participant’s willful engagement in gross misconduct in the performance of the Participant’s duties that materially injures the Company.

(d) Change in Control. The occurrence of any of the following events: a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor provision thereto, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (other than the Company or any employee benefit plan of the Company; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of the Company’s securities by either of the foregoing), (ii) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a merger of the Company in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any such transaction with entities in which the holders of the Company’s common stock, directly or indirectly, have at least a 65% ownership interest, (iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (iv) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

(e) Code. The Internal Revenue Code of 1986, as amended from time to time.

(f) Company. Motorola, Inc. and any successor thereto.

(g) Date of Termination. The effective date specified in the Notice of Termination as of which the Participant’s employment terminates (which shall be not less than thirty (30) days nor more than sixty (60) days after the date such Notice of Termination is given).

(h) Disability. A condition such that the Participant by reason of physical or mental disability becomes unable to perform his normal duties for more than one-hundred eighty (180) days in the aggregate (excluding infrequent or temporary absence due to ordinary transitory illness) during any twelve-month period.

(i) Effective Date. The Effective Date shall be May 9, 2001.

(j) Employee. Any full-time, regular-benefit, non-bargaining employee of the Company.

(k) ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

(l) Good Reason. With respect to any Participant, without such Participant’s written consent, (i) the Participant is assigned duties materially inconsistent with his position, duties, responsibilities and status with the Company during the 90-day period immediately preceding a Change in Control, or the Participant’s position, authority, duties or responsibilities are materially diminished from those in effect during the 90-day period immediately preceding a Change in Control (whether or not occurring solely as a result of the Company ceasing to be a publicly traded entity), (ii) the Company reduces the Participant’s annual base salary or target incentive opportunity under the Company’s annual incentive plan, or reduces the Participant’s target incentive opportunity under any cash-based long-term incentive plan maintained by the Company, each such target incentive opportunity as in effect during the 90-day period immediately prior to the Change in Control, or as the same may be increased from time to time, unless such target incentive opportunity is replaced by a substantially equivalent substitute opportunity, (iii) the Company requires the Participant regularly to perform his duties of employment beyond a fifty (50) mile radius from the location of the Participant’s employment immediately prior to the Change in Control, (iv) the Company fails to obtain a satisfactory agreement from any successor to assume and perform this Plan, as contemplated by Article VI hereof, or (v) the Company purports to terminate the Participant’s employment other than pursuant to a Notice of Termination which satisfies the requirements of Section 4.1 (and, for purposes of this Plan, no such purported termination shall be effective).

(m) Notice of Termination. Notice that shall indicate the specific termination provision in this Plan (if any) relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment.

(n) Participant. An individual who qualifies as such pursuant to Section 3.1.

(o) Plan. The Motorola, Inc. Senior Officer Change in Control Severance Plan.

(p) Separation Benefits. The benefits described in Section 4.2 that are provided to qualifying Participants under the Plan.

(q) Subsidiary. Any corporation in which the Company, directly or indirectly, holds a majority of the voting power of such corporation’s outstanding shares of capital stock.

ARTICLE III

ELIGIBILITY

3.1 Participation. Participants in the Plan are elected officers of the Company who are at or above the level of Senior Vice President; provided that such Participants will not be entitled to Separation Benefits if they are not at or above the level of Senior Vice President at the time of the Change in Control; provided, further that any reduction of a Participant’s position prior to, but in connection with, a Change in Control shall be of no effect for purposes of this Section 3.1. Notwithstanding the foregoing, a Participant shall not be entitled to receive Separation Benefits (or any other benefits under the Plan), if the Participant has entered into a change in control letter agreement with the Company which has not been waived by the Participant or terminated by the Company.

3.2 Duration of Participation. A Participant shall only cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VI of the Plan, or when he ceases to be an Employee or no longer qualifies as a Participant under Section 3.1, unless, at the time he ceases to be an Employee or no longer qualifies as a Participant under Section 3.1, such Participant is entitled to payment of a Separation Benefit as provided in the Plan or there has been an event or occurrence constituting Good Reason that would enable the Participant to terminate his employment and receive a Separation Benefit. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE IV

SEPARATION BENEFITS

4.1 Terminations of Employment Which Give Rise to Separation Benefits Under This Plan. A Participant shall be entitled to Separation Benefits as set forth in Section 4.2 below if, at any time following a Change in Control and prior to the second anniversary of the Change in Control, the Participant’s employment is terminated (a) involuntarily for any reason other than Cause, death, Disability or retirement under a mandatory retirement policy of the Company or any of its Subsidiaries or (b) by the Participant after the occurrence of an event giving rise to Good Reason. For purposes of this Plan, any purported termination by the Company or by the Participant shall be communicated by written Notice of Termination to the other in accordance with Section 7.5 hereof.

4.2 Separation Benefits.

(a) If a Participant’s employment is terminated under circumstances which entitle the Participant to Separation Benefits under this Section 4.2, then the Company shall pay to the Participant, in a lump sum in cash within ten (10) days after the Date of Termination, the aggregate of the following amounts which benefits, except as provided in Section 7.4 below, shall be in addition to any other benefits to which the Participant is entitled other than by reason of this Plan: (i) unpaid salary with respect to any vacation days accrued but not taken as of the Date of Termination; (ii) accrued but unpaid salary through the Date of Termination, (iii) any earned but unpaid annual incentive bonuses from the fiscal year immediately preceding the year in which the Date of Termination occurs; (iv) the product of (A) the Participant’s target bonus for the fiscal year in which the Date of Termination occurs (which for purposes of this Section 4.2 in no event shall be less than the Participant’s target bonus for the fiscal year in which the Change in Control occurs) and (B) a fraction, the numerator of which is the number of days in the then current fiscal year through the Date of Termination and the denominator of which is 365; (v) an amount equal to three (3) times the greater of (x) the Participant’s highest annual base salary in effect at any time during the period commencing three (3) years preceding the date the Change in Control occurs and ending on the date the Change in Control occurs, and (y) the Participant’s annual base salary in effect on the Date of Termination, and (vi) an amount equal to three (3) times the highest annual bonus, including any bonus or portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than twelve (12) full months or during which the Participant was employed for less than twelve (12) full months), the Participant received from the Company during the five (5) full fiscal years of the Company immediately preceding the Date of Termination.

(b) If the Participant’s employment is terminated under circumstances which entitle the Participant to Separation Benefits under this Section 4.2, for three (3) years after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue health, medical, life and long-term disability insurance benefits to the Participant and/or the Participant’s family at least equal to those that would have been provided in accordance with the health, medical, life and long-term disability insurance plans, programs, practices and policies of the Company immediately prior to the Change in Control if the Participant’s employment had not been terminated on the same terms and conditions (including any applicable required employee contributions), provided, however, that, if the Participant becomes reemployed with another employer and becomes eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. If the terms of the applicable plan, program, practice or policy do not permit the participation of the Participant or the Participant’s family, the Company shall continue to provide the benefits described above on the same after-tax basis as if such benefits were provided under such plan, program, practice or policy. For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree medical benefits pursuant to such plans, practices, programs and policies, the Participant shall be considered to have remained employed until three (3) years after the Date of Termination and to have retired on the last day of such period (and to have attained three (3) additional years of age), and such benefits (and the terms and conditions of such benefits) shall be no less favorable than as in effect immediately prior to the Change in Control. Following the end of the period during which medical benefits are provided to the Participant under this Section 4.2(b), the Participant shall be eligible for continued health coverage as required by Section 4980B of the Code or other applicable law, as if the Participant’s employment with the Company had terminated as of the end of such period.

(c) Except as provided in Section 4.2(b), the Participant shall not be required to mitigate the amount of any payment provided for in this Section 4.2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4.2 be reduced by any compensation earned by the Participant as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise, or by any set-off, counterclaim, recoupment, or other claim right or action the Company may have against the Participant or others.

(d) The provisions of this Article IV shall be applicable after a Change in Control has occurred, but not prior thereto.

4.3 Certain Additional Payments by the Company.

(a) Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment (as hereinafter defined) would be subject to the Excise Tax (as hereinafter defined), then the Participant shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), employment taxes and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 4.3(a), if it shall be determined that the Participant is entitled to the Gross-Up Payment, but that the Parachute Value

(as hereinafter defined) of all Payments do not exceed 110% of the Safe Harbor Amount (as hereinafter defined), then no Gross-Up Payment shall be made to the Participant and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 4.2(a)(iv), unless an alternative method of reduction is elected by the Participant, and in any event shall be made in such a manner as to maximize the Value (as hereinafter defined) of all Payments actually made to the Participant. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. If the reduction of the amount payable under this Plan would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Plan shall be reduced pursuant to this Section 4.3(a). The Company’s obligation to make Gross-Up Payments under this Section 4.3(a) shall not be conditioned upon the Participant’s termination of employment.

(b) Subject to the provisions of Section 4.3(c), all determinations required to be made under this Section 4.3, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG LLP (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Participant that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4.3, shall be paid by the Company to the Participant within ten (10) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 4.3(c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

(c) The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Participant is informed in writing of such claim. The Participant shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the

30-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that the Company desires to contest such claim, the Participant shall:

(1)	give the Company any information reasonably requested by the Company relating to such claim,

(2)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3)	cooperate with the Company in good faith in order effectively to contest such claim, and

(4)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.3(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis, and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the Participant’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 4.3(c), the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of Section 4.3(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 4.3(c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Notwithstanding any other provision of this Section 4.3, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Participant, all or any portion of the Gross-Up Payment, and the Participant hereby consents to such withholding; provided, that, such withholding and payment shall in no event place the Participant in a less favorable tax position than had such payments been made to the Participant by the Company.

(f) Definitions. The following terms shall have the following meanings for purposes of this Section 4.3.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) The “Net After-Tax Amount” of a Payment shall mean the Value of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and applicable state and local law, determined by applying the highest marginal rates that are expected to apply to your taxable income for the taxable year in which the Payment is made.

(iii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iv) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Agreement or otherwise.

(v) The “Safe Harbor Amount” means the maximum Parachute Value of all Payments that the Participant can receive without any Payments being subject to the Excise Tax.

(vi) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

ARTICLE V

SUCCESSOR TO COMPANY

This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

ARTICLE VI

DURATION, AMENDMENT AND TERMINATION

6.1 Duration. If a Change in Control has not occurred, this Plan shall expire three (3) years from the Effective Date; provided, that upon each annual anniversary of the Effective Date (each such annual anniversary a “Renewal Date”), the Plan shall be extended for an additional year, unless pursuant to a resolution adopted by the Board prior to the Renewal Date the Company determines not to so extend the Plan. If a Change in Control occurs while this Plan is in effect, this Plan shall continue in full force and effect for at least two (2) years following such Change in Control, and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full.

6.2 Amendment or Termination. The Board may amend or terminate this Plan at any time, including amending the eligibility to participate in the Plan of Employees who are not existing Participants; provided, that this Plan may not be amended or terminated in a manner adverse to Participants as of the date of the amendment or termination without three (3) years’ advance written notice of such amendment or termination (including modifying the eligibility of Employees who are already Participants to participate in the Plan).

6.3 Procedure for Extension, Amendment or Termination. Any extension, amendment or termination of this Plan by the Board in accordance with this Article VI shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law.

ARTICLE VII

MISCELLANEOUS

7.1 Default in Payment. Any payment not made within ten (10) days after it is due in accordance with this Plan shall thereafter bear interest, compounded annually, at the prime rate from time to time in effect at the First National Bank of Chicago or any successor thereto.

7.2 No Assignment. No interest of any Participant or spouse of any Participant or any other beneficiary under this Plan, or any right to receive payment hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, a Participant or spouse of a Participant or other beneficiary, including for alimony.

7.3 Disputes. The Company shall upon request pay from time to time a Participant’s reasonable out-of-pocket expenses, including legal fees and expenses, incurred by the Participant or on the Participant’s behalf in connection with any action taken by the

Participant or on the Participant’s behalf (including any judicial proceeding) to enforce this Plan or to construe, or to determine or defend the validity of, this Plan or otherwise in connection herewith; provided, however, that, in the case of any judicial proceeding in which a Participant and the Company are adverse parties or any dispute under Section 4.3 hereof, the Company shall not be required to pay such expenses (and shall have the right to recover such expenses from the Participant if previously advanced) with respect to any position or claim on which the Company ultimately prevails against the Participant in all material respects. In any judicial or other proceeding in which the Participant’s rights to, or the amount of, benefits hereunder is disputed, the ultimate burden of proof shall be on the Company.

7.4 Effect on Other Plans, Agreements and Benefits. Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled under any agreement between the Participant and the Company or any of its Subsidiaries or under any plan maintained by the Company or any of its Subsidiaries in which the Participant participates or participated shall not be modified or lessened in any way, but shall be payable according to the terms of the applicable plan or agreement. Notwithstanding the foregoing, any benefits received by a Participant pursuant to this Plan shall be in lieu of any severance benefits to which the Participant would otherwise be entitled under any general severance policy or other severance plan maintained by the Company for its management personnel. In the event of a Participant’s termination of employment entitling the Participant to Separation Benefits under Section 4.2, any non-competition or non-solicitation provisions applicable to the Participant with respect to the Company or any of its Affiliates shall cease to apply as of the Participant’s Date of Termination.

7.5 Notice. For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its corporate headquarters address, and to the Participant (at the last address of the Participant on the Company’s books and records), provided, that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary.

7.6 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an Employee or change the status of the Participant’s employment or the policies of the Company and its Affiliates regarding termination of employment.

7.7 Named Fiduciary; Administration. The Company is the named fiduciary of the Plan, and shall administer the Plan, acting through the Compensation Committee of the Board, or its delegatee.

7.8 Unfunded Plan Status. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one (1) or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

7.9 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.10 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Delaware, without reference to principles of conflict of law, except to the extent pre-empted by Federal law.